EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us as experts in accounting and auditing under the heading “Experts” within the prospectus supplement and the Registration Statement on Form S-3 (File No. 333-287401), filed on or about May 19, 2025, and amended by this Amendment No. 1. We also consent to the use of our report dated March 31, 2025, with respect to the consolidated balance sheets of Idaho Strategic Resources, Inc. as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years then ended, and the related notes (collectively, the “financial statements”), incorporated herein by reference.

Assure CPA, LLC

Spokane, Washington

July 18, 2025